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                              AGREEMENT

Investors Insurance Corporation and the Arizona Department of Insurance agree to certain minimum standards and conditions that must be met and/or maintained, in consideration for which the Arizona Department agrees to forbear from commencing a field examination of Investors for the term hereof. These standards and conditions are as follows:

1. Investors will cede to Republic-Vanguard Life, or some other reinsurer acceptable to the Arizona Department of Insurance within 10 business days from the date this agreement is signed by the Arizona Department of Insurance, 100% of existing retained business covering Arizona policyholders and cede all new business written in Arizona, but in any event, the cession to the selected reinsurer will occur no later than August 8, 1997.

2. Investors' RBC Ratio shall be computed as of the end of each calendar quarter and shall not fill below 225%. The RBC Ratio and supporting calculation shall be timely filed by Investors with the Arizona Department of Insurance along with the respective statutory Quarterly Statement or Annual Statement filing. Investors' ratio of policyholder liability to capital and surplus shall not at any time exceed 16 to 1. In no event will Investors' Capital and Surplus be lower than $4.5 million.
Investors' Annual Statement, Quarterly Statement and RBC computation, upon which these amounts and ratios are based, shall continue to be subject to review and, as appropriate, adjustments as necessary pursuant to Arizona statutes and rules and related NAIC Accounting Practices and Procedures.

3. Asset Allocation & Management Company (AAM), or another qualified asset manager acceptable to the Arizona Department, will continue to invest Investors' assets. Investors' investment strategy shall not deviate from that currently employed and as described in Investors' 1996 "Management Discussion and Analysis" filed with the Arizona Department of Insurance, including that Investor's current portfolio of securities consists primarily of readily marketable bonds, matched with anticipated insurance liabilities, and new funds from policyholders are invested solely in securities guaranteed by the U.S. Government, its agencies or sponsored enterprises.

4. Investors shall continue to submit all expenditures in excess of $10,000 to the Delaware Department of Insurance for prior consideration; provided however, if the Delaware Department at any time no longer requires such expenditures to be submitted for its consideration, Investors shall immediately so notify the Arizona Department, at which time the Arizona Department will revisit this requirement for the purpose of either removing the requirement or requiring an alternate mechanism for the protection of policyholders.






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5.      Investors' capital and surplus shall be increased to not less than $10 million by no later than December 15, 1997.
Alternatively, by December 15, 1997, there shall be in existence a binding letter of intent for the sale of Investors between a bona fide seller and a qualified buyer willing and able to increase Investor's capital and surplus to not less than $10 million, which includes a scheduling deadline for a Form A hearing with the Delaware Department of Insurance by no later than January 30, 1998. The letter of intent shall not be conditioned upon any unresolved issues to the ownership of Investors.

6.      Investors shall continue to timely reimburse the Arizona
Department of Insurance for desk audit fees and examination related expenses.

7. Unless this stipulation is terminated as set forth in paragraph 8 below or there is a binding letter of intent and/or sale as set forth in paragraph 5 above, Investors shall cede and Republic Vanguard Lift Insurance Company agrees to accept 100% of Investors' remaining net retained policy liabilities on an indemnity basis, or 100% of Arizona policy liabilities and reserves on an assumption reinsurance basis. Such reinsurance will occur at the earliest of (1) December 15, 1997, or (2) within ten (10) business days after Investors becomes aware of its failure to maintain or meet one or more of the above standards and conditions and fails to make a correction to the standard or condition within the ten (10) business day framework; or (3) within ten (10) business days after Investors is notified by the Arizona Department of Insurance of Investors' failure to maintain or meet the above standards, and Investors fails to remedy such standard or condition within ten (10) business days after receipt of such notification.

8. This stipulation will terminate upon transfer of ownership to another entity and upon the new owner contributing additional surplus to Investors to meet the conditions set forth herein.

9. The Arizona Department of Insurance reserves any and all power and authority prescribed by Arizona law to regulate the transaction of insurance by Investors as actual circumstances develop, including but not limited to circumstances relating to Investors' financial condition and its ability to continue to transact insurance in Arizona, it being the intent that Investors' management and shareholder be given additional opportunity to attract additional capital and surplus into the Company, but the time allotted to accomplish this goal shall not extend beyond December 15, 1997 or within a finite closing period thereafter as set forth herein.

10      This agreement maybe signed in counterparts and must be
signed by all parties no later than July 31, 1997.






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        ACCEPTED this 29 day of July, 1997.
        INVESTORS INSURANCE CORPORATION


        By: /s/ Melvin C. Parker
        Title: President



        ACCEPTED this 30 day of July, 1997.
        ARIZONA DEPARTMENT OF INSURANCE


        By: /s/ Gary A. Torticill, CFE, ALMI
        Assistant Director/Chief Examiner



ACCEPTED only to paragraph 1 and to paragraph 7 only to the issue that Republic-Vanguard Life agrees to assume, subject to the parties entering into a reinsurance agreement, the remaining net retained business covered under its existing treaties with Investors this 30 day of July, 1997.

        REPUBLIC-VANGUARD LIFE INSURANCE COMPANY



        By: /s/ John M. Brill
        Senior Vice President and Treasurer